                                                                     EXHIBIT 12

                            MCCORMICK & COMPANY, INC.
                Computation of Ratio of Earnings to Fixed Charges
                                ($ in Thousands)


                                                     SIX
                                                    MONTHS
                                                    ENDED          1999         1998        1997        1996        1995
                                                     MAY
                                                     2000
                                                 ------------- ------------ ----------- ----------- ----------- ------------

Consolidated net income                                39,354       89,900     103,800      89,653      37,863       84,740

Plus
    Tax on income                                      21,838       60,100      54,900      52,653      23,871       47,866
    ITC
                                                 ------------- ------------ ----------- ----------- ----------- ------------
                                                       61,192      150,000     158,700     142,306      61,734      132,606

Plus fixed charges
    Interest expense                                   15,719       32,400      36,900      36,332      33,811       39,298
    Capitalized interest                                   --           --          --          --          --           --
    Oper. Lease implicit interest                       1,454        2,908       2,551       2,671       2,698        2,809
                                                 ------------- ------------ ----------- ----------- ----------- ------------
                            Total fixed charges        17,173       35,308      39,451      39,003      36,509       42,107

Plus
    Dividends from unconsolidated                       7,894        7,977       9,761       9,794          --           --
                                                 ------------- ------------ ----------- ----------- ----------- ------------

Adjusted earnings                                      86,259      193,285     207,912     191,103      98,243      174,713

Ratio of earnings to fixed charges                       5.02         5.47        5.27        4.90        2.69         4.15

         Note:    1996 incurred a $58.1 million restructuring charge. Removing the effect of this charge would deliver a ratio of 4.28.